Exhibit 99.1

NEWS RELEASE for November 6, 2008 at 4:05 PM EST
Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS 2008 THIRD QUARTER, NINE-MONTH RESULTS

IRVINE, CA (November 6, 2008) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the third quarter and nine months ended September 27, 2008.  Revenues for the 2008 third quarter were $28.9 million compared to $27.2 million for the third quarter ended September 29, 2007.  Gross profit for the third quarter of 2008 was $2.0 million, or a gross margin of 7.1 percent, compared with a gross profit of $4.2 million, or a gross margin of 15.3 percent, in the year-earlier period.  Gross margin for the quarter was impacted by a large percentage of laptop memory in the product mix and declining prices in the server module segment of the business.

Net loss for this year’s third quarter was $7.4 million, or a $0.37 loss per share, compared to a net loss in the 2007 third quarter of $657,000, or $0.03 loss per share.  This year’s third quarter net loss includes a non-cash provision for income taxes of $4.5 million which was recorded to establish a partial valuation allowance against deferred tax assets.  The valuation allowance analysis included measurement of cumulative operating loss history over a period of three years coupled with the uncertain outlook in the overall economic environment.  This non-cash provision is compared with a benefit of $363,000 for last year’s third quarter.  Fully diluted weighted-average shares outstanding for the 2008 third quarter were 19,855,000, compared to 19,689,000 in the corresponding prior year period.  These results include stock-based compensation expense in the 2008 third quarter of $362,000, compared with $312,000 in the prior year period.

Chief Executive Officer Chun K. Hong said, “While sales were in-line with our guidance, we experienced slower than expected growth in sales of our flash and high density server modules, as well as a decline in sales of certain key programs and designs nearing end-of-life in 2008.  Additionally, during the quarter, our sales were impacted by a sequential 32 percent decline in the price of DRAM ICs from last quarter.  Despite the current business environment which remains extremely challenging, we are encouraged by a number of opportunities we have underway.  We continue to invest in R&D while at the same time aggressively managing our inventories and expenses to reflect the current market challenges.  We remain very much committed to our long-term strategy of developing high-performance memory subsystems and new computing applications that offer a superior value proposition for our customers.”

For this year’s first nine months, revenues were $60.4 million, compared to $77.5 million for the prior year period.  Gross profit for the first nine months of 2008 improved to $7.8 million, or a gross margin of 13.0 percent, compared with a gross profit of $3.7 million, or a gross margin of 4.8 percent, in the year-earlier period.

Net loss for the first nine months of 2008 was $10.3 million, or a $0.52 loss per share, compared to a net loss in the first nine months of the prior year of $7.2 million, or $0.37 loss per share.  This year’s third quarter net loss includes a provision for income taxes of $3.3 million compared with a benefit of $4.2 million for last year’s third quarter.  Fully diluted weighted-average shares outstanding for this year’s first nine months were 19,845,000, compared to 19,655,000 in the corresponding prior year period.  These results include stock-based compensation expense in the first nine months of 2008 of $981,000, compared to $934,000 in the prior year period.

As of September 27, 2008, cash, cash equivalents, restricted cash and investments in marketable securities were $24.3 million, total assets were $55.5 million, working capital was $25.8 million, total long-term debt was $280,000, and stockholders’ equity was $34.6 million.

Outlook for 2008

The DRAM market conditions remain uncertain in the near term.  In addition, overall economic and business conditions have become more uncertain due to the financial and credit market impact caused by the global financial downturn on Netlist customers and suppliers.  Due to these cumulative difficult market conditions, the Company plans to withhold specific quarterly guidance until conditions stabilize.  The Company plans to return to a pattern of providing quarterly guidance when it can better forecast those revenues.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the third quarter and nine months ended September 27, 2008.  The dial-in number for the call is 1-800-762-8932.  The live webcast and archived replay of the call can be accessed in the Events page of the Investor Relations section of Netlist’s website at www.netlist.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Irvine and in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer demand, including delays in product qualifications; delays in our and our customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 29, 2008, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Net sales	$28,876	$27,194	$60,409	$77,543
Cost of sales(1)	26,832	23,027	52,575	73,850
Gross profit	2,044	4,167	7,834	3,693
Operating expenses:
Research and development(1)	1,651	1,256	4,943	3,801
Selling, general and administrative(1)	3,364	4,040	10,142	11,589
Total operating expenses	5,015	5,296	15,085	15,390
Operating loss	(2,971)	(1,129)	(7,251)	(11,697)
Other income:
Interest income, net	38	142	381	256
Other income (expense), net	13	(33)	(55)	(28)
Total other income, net	51	109	326	228
Loss before provision (benefit) for income taxes	(2,920)	(1,020)	(6,925)	(11,469)
Provision (benefit) for income taxes	4,502	(363)	3,332	(4,227)
Net loss	$(7,422)	$(657)	$(10,257)	$(7,242)
Net loss per common share:
Basic and diluted	$(0.37)	$(0.03)	$(0.52)	$(0.37)
Weighted-average common shares outstanding:
Basic and diluted	19,855	19,689	19,845	19,655

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$44	$53	$106	$161
Research and development	55	40	140	105
Selling, general and administrative	263	219	735	668

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 27,	December 29,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$12,081	$7,182
Restricted cash	2,000	—
Investments in marketable securities	9,224	15,573
Accounts receivable, net	15,749	12,034
Inventories	4,432	3,333
Income taxes receivable	595	708
Deferred taxes	1,254	3,464
Prepaid expenses and other current assets	902	392
Total current assets	46,237	42,686

Property and equipment, net	7,753	8,191
Deferred taxes	—	1,065
Long-term investments in marketable securities	963	7,814
Other assets	548	600
Total assets	$55,501	$60,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,238	$6,697
Revolving line of credit	12,241	4,872
Current portion of long-term debt	491	740
Current portion of deferred gain on sale and leaseback transaction	118	118
Accrued expenses and other current liabilities	2,360	2,872
Total current liabilities	20,448	15,299
Long-term debt, net of current portion	280	638
Deferred gain on sale and leaseback transaction, net of current portion	137	226
Total liabilities	20,865	16,163

Commitments and contingencies

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	69,086	68,109
Accumulated deficit	(34,156)	(23,899)
Accumulated other comprehensive loss	(314)	(37)
Total stockholders’ equity	34,636	44,193
Total liabilities and stockholders’ equity	$55,501	$60,356

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